Exhibit 99.1

IMS Health Reports Third-Quarter 2015 Results

  Revenue up 23 percent at constant currency
  Adjusted EBITDA up 8.6 percent at constant currency
  Adjusted Net Income up 10.6 percent at constant currency
  Adjusted Diluted Earnings per Share: $0.38
  Guidance reaffirmed for Revenue and at upper end of Adjusted Net Income and Diluted EPS ranges

DANBURY, Conn.--(BUSINESS WIRE)--October 29, 2015--IMS Health Holdings, Inc. (“IMS Health”) (NYSE:IMS), a leading global provider of information and technology services to the healthcare and life sciences industries, today announced results for the quarter ended September 30, 2015.

Third-Quarter 2015 Operating Results

Revenue for the third quarter of $735 million was up 23.0 percent on a constant currency basis and 12.0 percent on a reported basis compared with the third quarter of 2014. Excluding the impact of Cegedim’s CRM and Strategic Data businesses (“the Cegedim Acquisition”), revenue was up 4.1 percent on a constant currency basis and down 4.4 percent on a reported basis, with the difference entirely due to the year-over-year strengthening of the U.S. dollar versus key currencies in which the company transacts business.

The company’s revenue growth in the third quarter included a 42.4 percent increase in technology services revenue on a constant currency basis, up 31.9 percent on a reported basis, versus the same period last year. Information offerings revenue was up 8.9 percent on a constant currency basis and down 2.3 percent reported. Emerging markets revenue increased 30.5 percent in the third quarter on a constant currency basis and 11.2 percent on a reported basis. Developed markets revenue grew 21.5 percent on a constant currency basis and 12.2 percent reported.

Excluding the Cegedim Acquisition, technology services revenue increased 10.1 percent at constant currency and 3.6 percent reported. Information offerings revenue was flat on a constant currency basis and declined 10.1 percent on a reported basis.

Adjusted EBITDA of $218 million improved 8.6 percent at constant currency and decreased 1.5 percent reported compared with the third quarter of 2014.

“We had another quarter of strong financial and operating performance; this marks our 19th consecutive quarter of revenue and Adjusted EBITDA growth at constant currency,” said Ari Bousbib, chairman and CEO, IMS Health. “We are making excellent progress integrating the Cegedim acquisition and are especially pleased with the traction that the NexxusTM Suite of applications and the newly integrated Mobile Intelligence CRM platform are gaining in the marketplace, as well as the continued strong growth in our Real-World Evidence offerings.”

Third-quarter 2015 net income was $43 million compared with $47 million in last year’s third quarter. Adjusted Net Income for the third quarter was $129 million, up 10.6 percent on a constant currency basis and 3.0 percent on a reported basis.

Diluted earnings per share was $0.13 in the third quarter, compared with $0.14 per share in the third quarter of 2014.

Adjusted Diluted Earnings per Share increased 12.6 percent at constant currency and 4.9 percent on a reported basis to $0.38 in the third quarter.

Year-to-date 2015 Operating Results

Revenue for the nine months ended September 30, 2015 of $2,109 million increased 18.3 percent on a constant currency basis and 7.4 percent reported, compared with the first nine months of 2014. Excluding the impact of the Cegedim Acquisition, revenue for the nine months ended September 30, 2015 was up 5.4 percent on a constant currency basis and down 3.7 percent on a reported basis. Adjusted EBITDA of $654 million increased 9.3 percent at constant currency and declined 1.5 percent reported, compared with the first nine months of 2014. Net income for the nine months ended September 30, 2015 was $388 million, compared with a net loss of $197 million in the prior-year period, which included one-time IPO-related charges. Adjusted Net Income was $390 million, up 29.5 percent at constant currency and 18.6 percent reported, from the prior-year period. Diluted Earnings per Share was $1.14 in the first nine months of 2015, compared with a loss of $0.63 per share in the prior-year period. Adjusted Diluted Earnings per Share increased 22.9 percent on a constant currency basis and 12.6 percent on a reported basis to $1.15 in the first nine months, compared with $1.02 in the prior-year period.

Financial Position

As of September 30, 2015, cash and cash equivalents were $394 million and the principal amount of debt was $4,296 million, resulting in net debt of $3,902 million. At the end of the third quarter of 2015, IMS Health’s Gross Leverage Ratio was 5.0 times trailing 12 month Adjusted EBITDA, compared with 4.3 times at December 31, 2014.

Cash Flow

Net cash provided by operating activities was $111 million in the third quarter and capital expenditures and additions to deferred software were $38 million. Unlevered Free Cash Flow for the third quarter was $141 million, or 65 percent of Adjusted EBITDA.

2015 Full-Year Guidance

IMS Health expects constant currency results for 2015 as follows: Revenue growth of 19 to 20 percent, Adjusted EBITDA growth of approximately 11 percent, Adjusted Net Income growth of 22 to 23 percent and Adjusted Diluted Earnings per Share growth of 17 to 18 percent.

Assuming current foreign exchange rates hold constant through the end of the year, IMS Health expects reported revenue growth of approximately 10 percent, Adjusted EBITDA growth of approximately 1 percent, Adjusted Net Income growth of 10 to 11 percent and Adjusted Diluted Earnings per Share growth of 5 to 6 percent.

Constant Currency

IMS Health reports results in U.S. dollars, but does business on a global basis. Exchange rate fluctuations affect the U.S. dollar value of foreign currency revenue and expenses and may have a significant effect on reported results. The discussion of IMS Health’s financial results in this release includes comparisons with the prior year in constant currency terms, using consistent exchange rates. Management believes this information facilitates comparison of underlying results over time.

Non-GAAP Measures

This release presents certain “non-GAAP Measures” and other statistical measures, including Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share, Gross Leverage Ratio and Unlevered Free Cash Flow, because management believes these measures provide additional information regarding the company’s performance and its ability to service debt. In addition, management believes that these measures are useful to assess the company’s operating performance trends because they exclude certain material non-cash items, unusual or non-recurring items that are not expected to continue in the future, and certain other items. The non-GAAP Measures are not presented in accordance with U.S. GAAP, and IMS Health’s computation of these non-GAAP Measures may vary from those used by other companies. These measures have limitations as an analytical tool, and should not be considered in isolation or as a substitute or alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. Reconciliations of these non-GAAP Measures to the most directly comparable GAAP Measures and related notes are presented at the end of this release.

The non-GAAP Measures used in our full-year guidance will differ from U.S. GAAP net income, earnings per share and net cash used in operating activities, respectively, in ways similar to those described in the reconciliations at the end of this press release.

Conference Call and Webcast

IMS Health’s management team will host a conference call and webcast to discuss the company’s third-quarter 2015 results at 9:00 a.m. Eastern Time on Thursday, October 29, 2015. The audio and slide presentation for the call can be accessed live by webcast on IMS Health’s Investor Relations website at http://ir.imshealth.com. The discussion also will be available by dialing +1-800-926-9175 in the U.S. and Canada, or +1-212-231-2920 for international callers. A replay of the webcast will be available on the company’s Investor Relations site at http://ir.imshealth.com following the live call.

Forward-looking Statements

Reported numbers are preliminary and not final until the filing of IMS Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 with the Securities and Exchange Commission and, therefore, remain subject to adjustment. This press release includes “forward-looking statements” including statements regarding future financial and operating results, especially those set forth under the heading “Full-Year Guidance.” The words “guidance,” “ongoing,” “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; failure to meet our productivity objectives; failure to successfully invest in growth opportunities; imposition of restrictions on our current and future activities under data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; consolidation in the industries in which our clients operate; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; general economic conditions in the markets in which we operate, including financial market conditions; our ability to successfully integrate Cegedim’s Customer Relationship Management and Strategic Data businesses, and the other factors set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014 on file with the SEC and any subsequent SEC filings. We undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future developments or otherwise.

About IMS Health

IMS Health is a leading global information and technology services company providing clients in the healthcare industry with end-to-end solutions to measure and improve their performance. Our 7,500 services experts connect configurable SaaS applications to 10+ petabytes of complex healthcare data in the IMS One™ cloud platform, delivering unique insights into diseases, treatments, costs and outcomes. The company’s 15,000 employees blend global consistency and local market knowledge across 100 countries to help clients run their operations more efficiently. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

As a global leader in protecting individual patient privacy, IMS Health uses anonymous healthcare data to deliver critical, real-world disease and treatment insights. These insights help biotech and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders to identify unmet treatment needs and understand the effectiveness and value of pharmaceutical products in improving overall health outcomes. Additional information is available at www.imshealth.com.

IMSFIN

Table 1 IMS Health Holdings, Inc. Income Statement (Preliminary and unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2015	2014	2015	2014
Revenue	$735	$656	$2,109	$1,963
Information	373	382	1,101	1,149
Technology services	362	274	1,008	814
Operating costs of information, exclusive of
depreciation and amortization	167	164	493	502
Direct and incremental costs of technology services,
exclusive of depreciation and amortization	195	147	528	423
Selling and administrative expenses, exclusive of
depreciation and amortization	181	139	498	557
Depreciation and amortization	87	109	264	331
Severance, impairment and other charges	16	4	50	29
Operating Income	89	93	276	121
Interest income	—	1	1	3
Interest expense	(44)	(43)	(124)	(181)
Other income (loss), net	6	7	16	(281)
Non-Operating Loss, Net	(38)	(35)	(107)	(459)
Income (loss) before income taxes	51	58	169	(338)
(Provision for) benefit from income taxes	(8)	(11)	219	141
Net Income (Loss)	$43	$47	$388	$(197)
Earnings (Loss) per Share Attributable to
Common Shareholders:
Basic	$0.13	$0.14	$1.17	$(0.63)
Diluted	$0.13	$0.14	$1.14	$(0.63)
Weighted-Average Common Shares
Outstanding:
Basic	328.5	332.1	331.9	314.1
Diluted	336.1	342.3	340.4	314.1

Table 2 IMS Health Holdings, Inc. Condensed Balance Sheet (Preliminary and unaudited)

	September 30,	December 31,
(in millions)	2015	2014
Assets:
Cash and cash equivalents	$394	$390
Restricted cash	22	24
Accounts receivable, net	449	330
Property, plant and equipment, net	169	153
Computer software, net	292	258
Goodwill & other identifiable intangibles, net	5,828	5,559
Other current & long-term assets	502	436
Total Assets	$7,656	$7,150

Liabilities and Shareholders’ Equity:
Liabilities:
Accounts payable, accrued & other current liabilities, &
deferred revenues	$924	$735
Postretirement and postemployment benefits	111	95
Long-term deferred tax and other liabilities	757	985
Debt	4,275	3,793
Total Liabilities	6,067	5,608

Shareholders’ Equity:
Total Shareholders’ Equity	1,589	1,542

Total Liabilities and Shareholders’ Equity	$7,656	$7,150

Table 3 IMS Health Holdings, Inc. Condensed Statement of Cash Flows (Preliminary and unaudited)

	Nine Months Ended
	September 30,
(in millions)	2015	2014
Cash Flows from Operating Activities:
Net Income (Loss)	$388	$(197)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by (Used in) Operating Activities:
Depreciation and amortization	264	331
Deferred income taxes	(286)	(197)
Non-cash stock-based compensation charges	19	52
Loss on Venezuela remeasurement	7	49
Other	(25)	101
Change in assets and liabilities, excluding effects from
acquisitions and dispositions:
Changes in current assets and liabilities	(35)	(137)
Changes in long-term assets and liabilities	(6)	(39)
Net Cash Provided by (Used in) Operating Activities	326	(37)

Cash Flows from Investing Activities:
Capital expenditures	(29)	(59)
Additions to computer software	(87)	(70)
Payments for acquisitions of businesses, net of cash acquired	(466)	(58)
Other	—	(20)
Net Cash Used in Investing Activities	(582)	(207)

Cash Flows from Financing Activities:
Proceeds from initial public offering, net of costs	—	987
Other financing activities	283	(1,052)
Net Cash Provided by (Used in) Financing Activities	283	(65)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(23)	(62)
Increase (Decrease) in Cash and Cash Equivalents	4	(371)
Cash and Cash Equivalents, Beginning of Period	390	725
Cash and Cash Equivalents, End of Period	$394	$354

Table 4 IMS Health Holdings, Inc. Net Income (Loss) to Adjusted EBITDA Reconciliation (Preliminary and unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2015	2014	2015	2014
Net Income (Loss)	$43	$47	$388	$(197)
Provision for (benefit from) income taxes	8	11	(219)	(141)
Other (income) loss, net	(6)	(7)	(16)	281
Interest expense	44	43	124	181
Interest income	—	(1)	(1)	(3)
Depreciation and amortization	87	109	264	331
Deferred revenue purchase accounting
adjustments	3	1	6	3
Stock-based compensation related charges(1)	7	6	21	52
Restructuring and related charges(2)	18	5	53	34
Acquisition-related charges(3)	14	7	33	19
Sponsor monitoring termination / fees(3)	—	—	—	74
Non-executive phantom stock compensation(4)	—	—	—	30
Secondary offering expenses	—	—	1	—
Adjusted EBITDA	$218	$221	$654	$664
Depreciation and amortization	(34)	(32)	(103)	(94)
Interest expense, net	(44)	(42)	(123)	(178)
Royalty hedge gains	7	1	20	1
Cash tax payments, net of refunds	(18)	(23)	(58)	(64)
Adjusted Net Income	$129	$125	$390	$329

(1)	Stock-based compensation related charges are included in Operating costs of information, Direct and incremental costs of technology services and Selling and administrative expenses as follows:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2015	2014	2015	2014
Operating costs of information	$1	$1	$2	$6
Direct and incremental costs of technology services	1	1	2	5
Selling and administrative expenses	5	4	17	41

(2)	Restructuring and related charges includes severance and impairment charges and the cost of employee and third-party charges related to dual running costs for knowledge transfer activities. Dual running costs for knowledge transfer activities of $1 million and $2 million for the three and nine months ended September 30, 2015 and $2 million and $4 million for the three and nine months ended September 30, 2014, respectively, are primarily included in Operating costs of information.

(3)	Acquisition-related charges and Sponsor monitoring fees are included in Selling and administrative expenses.

(4)

Non-executive phantom SARs compensation expense of $10 million and $20 million for the nine months ended September 30, 2014 are included in Operating costs of information and Selling and administrative expenses, respectively.

Table 5 IMS Health Holdings, Inc. Net Income (Loss) to Adjusted Net Income Reconciliation (Preliminary and unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2015	2014	2015	2014
Net Income (Loss)	$43	$47	$388	$(197)
Provision for (benefit from) income taxes	8	11	(219)	(141)
Amortization associated with purchase accounting	53	77	161	230
Deferred revenue purchasing accounting
adjustments	3	1	6	3
Stock-based compensation related charges(1)	7	6	21	52
Restructuring and related charges(2)	18	5	53	41
Acquisition-related charges(3)	14	7	33	19
Sponsor monitoring termination / fees(3)	—	—	—	74
Non-executive phantom stock compensation(4)	—	—	—	30
Secondary offering expenses	—	—	1	—
Other (income) loss, net	(6)	(7)	(16)	281
Adjusted Pre Tax Income	$140	$147	$428	$392
Royalty hedge gains	7	1	20	1
Cash tax payments, net of refunds	(18)	(23)	(58)	(64)
Adjusted Net Income	$129	$125	$390	$329

Adjusted Earnings per Share Attributable to
Common Shareholders:
Basic	$0.39	$0.38	$1.18	$1.05
Diluted	$0.38	$0.37	$1.15	$1.02
Weighted-Average Common Shares
Outstanding:
Basic	328.5	332.1	331.9	314.1
Diluted	336.1	342.3	340.4	323.1

(1)	Stock-based compensation related charges are included in Operating costs of information, Direct and incremental costs of technology services and Selling and administrative expenses as follows:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2015	2014	2015	2014
Operating costs of information	$1	$1	$2	$6
Direct and incremental costs of technology services	1	1	2	5
Selling and administrative expenses	5	4	17	41

(2)	Restructuring and related charges includes severance and impairment charges and the cost of employee and third-party charges related to dual running costs for knowledge transfer activities. Dual running costs for knowledge transfer activities of $1 million and $2 million for the three and nine months ended September 30, 2015 and $2 million and $4 million for the three and nine months ended September 30, 2014, respectively, are primarily included in Operating costs of information. Nine months ended September 30, 2014 includes accelerated depreciation and amortization of $7 million related to a real estate transaction in the three months ended June 30, 2014.

(3)	Acquisition-related charges and Sponsor monitoring fees are included in Selling and administrative expenses.

(4)

Non-executive phantom SARs compensation expense of $10 million and $20 million for the nine months ended September 30, 2014 are included in Operating costs of information and Selling and administrative expenses, respectively.

Table 6 IMS Health Holdings, Inc. Net Cash Provided by (Used in) Operating Activities to Unlevered Free Cash Flow (Preliminary and unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2015	2014	2015	2014
Net Cash Provided by (Used in) Operating
Activities	$111	$191	$326	$(37)
Capital expenditures	(4)	(14)	(29)	(59)
Additions to computer software	(34)	(26)	(87)	(70)
Free Cash Flow	$73	$151	$210	$(166)
Cash interest payments	31	26	106	196
Cash tax payments, net of refunds	18	23	58	64
Acquisition-related charges(1)	14	7	33	19
Sponsor monitoring termination / fees(1)	—	—	—	74
Non-executive phantom stock compensation(2)	—	—	—	30
Secondary offering expenses	—	—	1	—
Debt extinguishment make-whole payments	—	—	—	151
Severance, transaction & other payments	12	8	29	19
FX hedge (receipts) payments	(7)	1	(20)	7
Unlevered Free Cash Flow	$141	$216	$417	$394

(1)	Acquisition-related charges and Sponsor monitoring fees are included in Selling and administrative expenses.

(2)

Non-executive phantom SARs compensation expense of $10 million and $20 million for the nine months ended September 30, 2014 are included in Operating costs of information and Selling and administrative expenses, respectively.

Table 7 IMS Health Holdings, Inc. Calculation of Gross Leverage Ratio as of September 30, 2015 (Preliminary and unaudited)

(in millions)
Gross Debt as of September 30, 2015	$4,296
Adjusted EBITDA for the year ended December 31, 2014	878
Less: Adjusted EBITDA for the nine months ended September 30, 2014	(664)
Add: Adjusted EBITDA for the nine months ended September 30, 2015	654
Adjusted EBITDA for the twelve months ended September 30, 2015	$868
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	5.0x

Table 8 IMS Health Holdings, Inc. Non-GAAP Adjustments By Income Statement Line Items (Preliminary and Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2015	2014	2015	2014
Non-GAAP adjustments included in:
Operating costs of information, exclusive of
depreciation and amortization	$1	$2	$3	$19
Direct and incremental costs of technology
services, exclusive of depreciation and
amortization	1	—	2	5
Selling and administrative expenses, exclusive of
depreciation and amortization	20	12	53	156

CONTACT:
IMS Health Holdings, Inc.
Tom Kinsley, +1-203-448-4691
Investor Relations
tkinsley@imshealth.com
Tor Constantino, +1-484-567-6732
Media Relations
tconstantino@us.imshealth.com